SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it is registered under and pursuant to the provisions of
Section 8(a) of The Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

                          The Highland Family of Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                          1248 Post Road
                          Fairfield, Connecticut 06430

TELEPHONE NUMBER (INCLUDING AREA CODE):

                          (203) 319-3310

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                          Catherine C. Lawson
                          1248 Post Road
                          Fairfield, Connecticut 06430


                          copies to:

                          Roger P. Joseph
                          Bingham, Dana & Gould LLP
                          150 Federal Street
                          Boston, Massachusetts 02110


Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes      X                     No

                                     NOTICE

A copy of the Declaration of Trust of The Highland Family of Funds is on file with The Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this Registration Statement has been executed on behalf of the Funds by an officer of the Funds as an officer and by its Trustees as trustees and not individually and the obligations of or arising out of this Registration Statement are not binding upon any of the Trustees, officers or shareholders individually, but are binding only upon the assets and property of the Funds.

                                   SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the President of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the city of Fairfield and the State of Connecticut on the 16th day of October, 1996.



                                    The Highland Family of Funds


                                    By: Catherine C. Lawson
                                        Catherine C. Lawson
                                        President


ATTEST:


Robert Lamb III
Robert Lamb III
Secretary